EXHIBIT 99.1

TTM Technologies, Inc. Reports Third Quarter 2012 Results

COSTA MESA, Calif., Nov. 1, 2012 (GLOBE NEWSWIRE) -- TTM Technologies, Inc. (Nasdaq:TTMI), a major global printed circuit board (PCB) manufacturer, today reported results for the third quarter 2012, which ended September 24, 2012.

Third Quarter 2012 Highlights

  Net sales were $339.0 million
  GAAP net loss attributable to stockholders was $208.3 million, or $2.54 per share
  Non-GAAP net income attributable to stockholders was $18.1 million, or $0.22 per diluted share
  Gross margin was 15.4 percent

Financial Results

Net sales for the third quarter increased to $339.0 million from $327.4 million in the second quarter.

GAAP operating income for the third quarter was a loss of $202.7 million compared to operating income of $18.1 million in the second quarter.

Included in operating results for the third quarter of 2012 were non-cash charges of $218.4 million to write down goodwill, customer-related intangibles and property, plant and equipment. As a result of our weaker than expected financial performance and lower stock price, we conducted an impairment analysis in the third quarter to determine the impact of these factors on the value of our assets. Excluding these charges, operating income for the third quarter of 2012 was $15.7 million. In addition, the company recorded a $5.5 million loss on extinguishment of debt related to the September refinancing of its credit facility.

GAAP net loss attributable to stockholders for the third quarter was $208.3 million, or $2.54 per share, compared to net income attributable to stockholders of $7.4 million, or $0.09 per diluted share, for the second quarter. Net income attributable to stockholders, excluding the impairment charges, loss on extinguishment of debt and non-recurring tax benefit of $3.3 million, was $8.3 million, or $0.10 per diluted share, for the third quarter.

On a non-GAAP basis, net income attributable to stockholders for the third quarter was $18.1 million, or $0.22 per diluted share.  This compares to non-GAAP net income attributable to stockholders of $13.6 million, or $0.17 per diluted share, in the second quarter.

Adjusted EBITDA, which adds back asset impairments, for the third quarter was $36.5 million, or 10.8 percent of net sales, compared to adjusted EBITDA of $42.3 million, or 12.9 percent of net sales, for the second quarter. The decline in EBITDA reflects the $5.5 million loss on extinguishment of debt recorded in the third quarter.

"As expected, third quarter results were affected by the continued challenging demand environment in some of our end markets, including our largest—networking and communications," said Kent Alder, President and CEO of TTM. "Performance in our Asia Pacific segment was less robust than anticipated primarily due to later than expected orders for several customer programs."

"As we turn to the fourth quarter, we are seeing strong orders for our PCBs used in smartphones, touchpad tablets and e-readers. Increased demand for these products also shifts our product mix toward more advanced HDI PCBs. While these factors should improve top-line and bottom-line results in the fourth quarter, they will be somewhat offset by the global headwinds we are experiencing with our conventional PCBs, particularly in the networking and communications end market," concluded Alder.

Business Outlook

For the fourth quarter, TTM estimates revenue will be in the range of $360 million to $380 million, GAAP earnings attributable to stockholders in a range from $0.07 to $0.14 per diluted share and non-GAAP earnings attributable to stockholders in a range from $0.14 to $0.21 per diluted share.

To Access the Live Webcast/Conference Call

The company will host a conference call and webcast to discuss the third quarter 2012 results and the fourth quarter outlook on Thursday, November 1, 2012, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Telephone access is available by dialing domestic 1-800-762-8795 or international 1-480-629-9821. The conference call also will be webcast on TTM Technologies' website at www.ttmtech.com.

To Access a Replay of the Webcast

The webcast will be available for replay until November 8, 2012, on TTM Technologies' website at www.ttmtech.com.

About Our Non-GAAP Financial Measures

This release includes information about the Company's non-GAAP net income attributable to stockholders and non-GAAP earnings per share attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures -- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt, asset impairments, restructuring and other charges as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, contemplated significant capital expenditures and related financing requirements, the Company's ability to integrate and manage its Asia Pacific operations, the company's dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company's time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

The TTM Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5691

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2012	2011	2012	2012	2011

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$ 339,011	$ 358,261	$ 327,423	$ 966,933	$ 1,067,179
Cost of goods sold	286,695	287,587	272,732	803,448	837,244

Gross profit	52,316	70,674	54,691	163,485	229,935

Operating expenses:
Selling and marketing	8,735	8,668	9,008	26,365	27,024
General and administrative	23,735	21,342	23,453	69,323	68,504
Amortization of definite-lived intangibles	4,104	4,315	4,102	12,122	12,794
Impairment of goodwill and definite-lived intangibles	200,335	--	--	200,335	--
Impairment of long-lived assets	18,082	--	--	18,082	48,125
Total operating expenses	254,991	34,325	36,563	326,227	156,447

Operating (loss) income	(202,675)	36,349	18,128	(162,742)	73,488

Interest expense	(6,429)	(6,734)	(6,380)	(19,226)	(19,709)
Loss on extinguishment of debt	(5,527)	--	--	(5,527)	--
Other, net	1,117	1,353	(188)	2,516	5,765

(Loss) income before income taxes	(213,514)	30,968	11,560	(184,979)	59,544
Income tax benefit (provision)	850	(4,921)	(4,009)	(7,802)	(24,677)

Net (loss) income	(212,664)	26,047	7,551	(192,781)	34,867

Net loss (income) attributable to noncontrolling interest	4,322	(1,569)	(141)	4,444	(4,169)
Net (loss) income attributable to stockholders	$ (208,342)	$ 24,478	$ 7,410	$ (188,337)	$ 30,698

(Loss) earnings per share attributable to stockholders:
Basic	$ (2.54)	$ 0.30	$ 0.09	$ (2.30)	$ 0.38
Diluted	$ (2.54)	$ 0.30	$ 0.09	$ (2.30)	$ 0.37

Weighted average common shares:
Basic	81,929	81,332	81,895	81,752	81,119
Diluted	81,929	81,934	82,267	81,752	81,929

SELECTED BALANCE SHEET DATA
	September 24, 2012	December 31, 2011
Cash and cash equivalents	$ 280,796	$ 196,052
Accounts and notes receivable, net	313,607	316,568
Inventories	141,878	129,430
Total current assets	780,483	671,534
Property, plant and equipment, net	817,427	766,800
Other non-current assets	70,821	310,735
Total assets	$ 1,668,731	$ 1,749,069

Short-term debt, including current portion long-term debt	$ 41,215	$ 120,882
Accounts payable	212,708	185,906
Total current liabilities	395,043	437,140
Debt, net of discount	525,897	368,518
Total long-term liabilities	542,534	389,259
Noncontrolling interest	99,949	113,753
Total stockholders' equity	731,154	922,670
Total liabilities and stockholders' equity	$ 1,668,731	$ 1,749,069

SUPPLEMENTAL DATA
	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2012	2011	2012	2012	2011
Gross margin	15.4%	19.7%	16.7%	16.9%	21.5%
Adjusted EBITDA margin	10.8	16.5	12.9	12.9	17.8
Operating margin	(59.8)	10.1	5.5	(16.8)	6.9

End Market Breakdown:
	Third Quarter		Second Quarter
	2012	2011	2012

Aerospace/Defense	16%	16%	16%
Cellular Phone	15	10	12
Computing/Storage/Peripherals	21	21	21
Medical/Industrial/Instrumentation	8	7	9
Networking/Communications	29	38	32
Other	11	8	10

Stock-based Compensation:
	Third Quarter		Second Quarter
	2012	2011	2012
Amount included in:
Cost of goods sold	$ 253	$ 219	$ 265
Selling and marketing	115	100	118
General and administrative	2,089	1,735	2,400
Total stock-based compensation expense	$ 2,457	$ 2,054	$ 2,783

Operating Segment Data:
	Third Quarter		Second Quarter
Net sales:	2012	2011	2012
Asia Pacific	$ 215,746	$ 222,284	$ 195,561
North America	123,861	137,355	132,309
Total sales	339,607	359,639	327,870
Inter-segment sales	(596)	(1,378)	(447)
Total net sales	$ 339,011	$ 358,261	$ 327,423

Operating segment (loss) income:
Asia Pacific	$ (206,806)	$ 27,855	$ 11,154
North America	8,235	12,809	11,076
Total operating segment (loss) income	(198,571)	40,664	22,230
Amortization of definite-lived intangibles	(4,104)	(4,315)	(4,102)
Total operating (loss) income	(202,675)	36,349	18,128
Total other expense	(10,839)	(5,381)	(6,568)
(Loss) income before income taxes	$ (213,514)	$ 30,968	$ 11,560

RECONCILIATIONS[1]
	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2012	2011	2012	2012	2011
Adjusted EBITDA reconciliation[2]:
Net (loss) income	$ (212,664)	$ 26,047	$ 7,551	$ (192,781)	$ 34,867
Add back items:
Income tax provision	(850)	4,921	4,009	7,802	24,677
Interest expense	6,429	6,734	6,380	19,226	19,709
Amortization of definite-lived intangibles	4,104	4,343	4,120	12,169	12,881
Depreciation expense	21,046	17,231	20,214	60,324	49,752
EBITDA	$ (181,935)	$ 59,276	$ 42,274	$ (93,260)	$ 141,886

Add back: Asset impairments	218,417	--	--	218,417	48,125
Adjusted EBITDA	$ 36,482	$ 59,276	$ 42,274	$ 125,157	$ 190,011

GAAP EPS excluding impairments reconciliation[3]:
GAAP net (loss) income attributable to stockholders	$ (208,342)	$ 24,478	$ 7,410	$ (188,337)	$ 30,698
Add back items:
Asset impairments	218,417	--	--	218,417	48,125
Income tax effects	(2,574)	--	--	(2,574)	(706)
GAAP net income, excluding impairments, attributable to stockholders	$ 7,501	$ 24,478	$ 7,410	$ 27,506	$ 78,117

GAAP earnings per diluted share, excluding impairments, attributable to stockholders	$ 0.09	$ 0.30	$ 0.09	$ 0.33	$ 0.95

Non-GAAP EPS reconciliation[4]:
GAAP net (loss) income attributable to stockholders	$ (208,342)	$ 24,478	$ 7,410	$ (188,337)	$ 30,698
Add back items:
Amortization of definite-lived intangibles	4,104	4,343	4,120	12,169	12,881
Stock-based compensation	2,457	2,054	2,783	7,445	5,932
Non-cash interest expense	1,977	1,909	1,945	5,877	6,216
Impairments, restructuring and other charges	223,944	--	--	223,944	48,125
Income tax effects	(6,045)	(1,826)	(2,632)	(10,622)	(6,713)
Non-GAAP net income attributable to stockholders	$ 18,095	$ 30,958	$ 13,626	$ 50,476	$ 97,139

Non-GAAP earnings per diluted share attributable to stockholders	$ 0.22	$ 0.38	$ 0.17	$ 0.61	$ 1.19

[1] This information provides a reconciliation of EBITDA, adjusted EBITDA, GAAP net income (excluding impairments) attributable to stockholders, GAAP EPS (excluding impairments) attributable to stockholders, non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders to the financial information in our consolidated statements of operations.

[2] Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization and asset impairments. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.

[3] This information provides GAAP net income attributable to stockholders and GAAP EPS attributable to stockholders excluding asset impairments and related income tax effects.

[4] This information provides non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures --- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt (before consideration of capitalized interest), asset impairments, restructuring and other charges as well as the associated tax impact of these charges --- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.
CONTACT: Steve Richards, CFO
         714-327-3000